Filed Pursuant to Rule 424(b)(3)
Registration No. 333-191579

PROSPECTUS

630,000 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 630,000 shares of our common stock, par value $0.0001 per share, by the selling stockholders identified in this prospectus under “Selling Stockholders.” We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from the sale of shares by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of the shares. We will bear all costs, expenses and fees in connection with the registration of the shares.

The selling stockholders may sell the shares of our common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

Our common stock is currently listed on The NASDAQ Capital Market under the symbol “OXBT”. The last reported sale price of our common stock on The NASDAQ Capital Market on October 11, 2013 was $1.29 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus and in the documents we incorporate by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 14, 2013

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT	3

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	3

SUMMARY	4

RISK FACTORS	8

USE OF PROCEEDS	8

SELLING STOCKHOLDERS	8

PLAN OF DISTRIBUTION	9

WHERE YOU CAN FIND MORE INFORMATION	10

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	11

LEGAL MATTERS	11

EXPERTS	11

ABOUT THIS PROSPECTUS

In this prospectus, the “Company,” “we,” “us,” and “our” and similar terms refer to Oxygen Biotherapeutics, Inc. References to our “common stock” refer to the common stock, par value $.0001 per share, of Oxygen Biotherapeutics, Inc.

You should read this prospectus together with additional information described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference.” If there is any inconsistency between the information in this prospectus and the documents incorporated by referenced herein, you should rely on the information in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide information different from that contained in this prospectus and the documents incorporated by reference herein. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the dates on the cover page, regardless of time of delivery of the prospectus or any sale of securities. Our business, financial condition, results of operation and prospects may have changed since those dates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this prospectus and the information it incorporates by reference may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  All information relative to future markets for our products and trends in and anticipated levels of revenue, gross margins and expenses, as well as other statements containing words such as “believe,” “project,” “may,” “will,” “anticipate,” “target,” “plan,” “estimate,” “expect” and “intend” and other similar expressions constitute forward-looking statements.  These forward-looking statements are subject to business, economic and other risks and uncertainties, both known and unknown, and actual results may differ materially from those contained in the forward-looking statements.  Examples of risks and uncertainties that could cause actual results to differ materially from historical performance and any forward-looking statements include, but are not limited to, the risks described under the heading “Risk Factors” on page 8 of this prospectus, in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q, as well as any subsequent filings with the SEC.  Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements.  Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made.  You should read carefully this prospectus, any applicable prospectus supplement and any related free writing prospectuses that we have authorized for use in connection with this offering, together with the information incorporated herein or therein by reference as described under the heading “Where You Can Find More Information,” completely and with the understanding that our actual future results may be materially different from what we expect.  We hereby qualify all of our forward-looking statements by these cautionary statements.  Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

SUMMARY

This summary is not complete and does not contain all of the information you should consider before investing in the securities offered by this prospectus. You should read this summary together with the entire prospectus, including our financial statements, the notes to those financial statements, and the other documents identified under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus, before making an investment decision. See the Risk Factors section of this prospectus on page 8 for a discussion of the risks involved in investing in our securities.

Oxygen Biotherapeutics, Inc.

Company Overview

We are engaged in the business of developing biotechnology products with a focus on oxygen delivery to specific target tissues. We are currently developing Oxycyte®, a systemic perfluorocarbon, or PFC, product we believe is a safe and effective oxygen carrier for use in situations of acute ischemia. In addition, we have developed a family of perfluorocarbon-based oxygen carriers for use in personal care, topical wound healing, and other topical indications. While Oxycyte has been successful in two clinical trials and is currently being evaluated in a Phase II-b clinical trial for the treatment of traumatic brain injury, or TBI, we also plan to focus on developing our most advanced topical products: Dermacyte® and Wundecyte™, as we believe these products have a significant opportunity for near-term commercialization

Oxycyte

Our Oxycyte oxygen carrier product is a PFC-based oil in water emulsion, which is provided to the patient intravenously. The physical-chemical properties of PFCs enable our product to concentrate oxygen from the lungs and transport it through the body releasing it along the way. Over a period of days Oxycyte is gradually exhaled through the lungs during the normal process of respiration. Oxycyte requires no cross matching, so it is immediately available and compatible with all patients’ blood types. Oxycyte has an extended shelf life compared to blood and is provided as a sterile emulsion ready for intravenous administration. Because it contains no biological components, there is reduced risk of transmission of blood-borne viruses from human blood products. Further, since Oxycyte is based on readily available inert compounds, we believe it can be manufactured on a cost-effective basis in amounts sufficient to meet demand.

We received approval of our Investigational New Drug application, or IND, for severe TBI filed with the U.S. Food and Drug Administration, or FDA, and began Phase I clinical studies in October 2003, which were completed in December 2003. We submitted a report on the results to the FDA along with a Phase II protocol in 2004. Phase II-A clinical studies began in the fourth quarter 2004, and were completed in 2006. A further Phase II study protocol was filed with the FDA in the spring of 2008, but remained on clinical hold by the FDA due to safety concerns raised by the regulatory agency. In March 2011, we received confirmation of a $2.07 million, two-year cost reimbursement award from the U.S. Army to conduct safety related studies for Oxycyte. PFC emulsions, as a therapeutic class, are known to interact with the reticuloendothelial system as part of the clearance mechanism, as well as affect the number of circulating platelets. The studies supported by this grant will examine the effects of Oxycyte on the immune system, platelet function and distribution, as well as the safety and efficacy of platelet transfusion, which can be necessary for patients with TBI and related polytrauma. Additional studies under this grant will be conducted to evaluate the pharmacokinetics of PFCs in relevant species. We believe the results of these studies will support the safety profile of Oxycyte PFC emulsion and adequately address the FDA’s safety concerns. The aforementioned comprehensive preclinical program is under way, and we have sought FDA input and guidance with the aim of ensuring that the data collected will answer the questions regulators raise. We expect to commit a substantial portion of our financial and business resources over the next three years to testing Oxycyte and advancing this product to regulatory approval for use in one or more medical applications.

Despite the FDA’s postponement of Oxycyte trials in the United States, we are authorized to continue our TBI clinical studies abroad. After receiving the FDA clinical hold, we filed a revised protocol as a dose-escalation study with the regulatory authorities in Switzerland and Israel. The relevant Swiss regulatory body approved the protocol in August 2009, and the Israel Ministry of Health approved the protocol in September 2009. The new study began in October 2009. In March 2010, we determined that it is feasible to simplify the trial design and also reduce the number of patients to be enrolled. In May 2010, we entered into a relationship with a contract research organization, or CRO, to assist us with plans to expand our study, possibly into India, and to initiate five to 10 new sites for our Phase IIb clinical trial. At that time, we believed study objectives as well as safety and efficacy endpoints would remain unchanged, and we believed the study could be concluded faster and more economically with these optimizations. The first of three cohorts has been completed and we were authorized by the Swiss and Israeli regulatory authorities to initiate the second cohort. Despite their authorization, we stopped enrollment in order to reevaluate the protocol’s patient enrollment parameters, secure our cGMP supply of Oxycyte, review our contractor and clinical sites, and examine the possibility of opening clinical sites in other countries. At this time, we have secured our cGMP supply of Oxycyte. We are in the process of reviewing our CRO agreement and existing clinical sites. We began enrollment in the second cohort of our Phase II-b clinical trial during the first quarter of fiscal year 2014. Upon completion of the Phase II trials, a Phase III trial will need to be implemented. In that instance, we would seek a partner to either conduct the Phase III trials, or collaborate with us to conduct the trials.

Should Oxycyte successfully progress in clinical testing and if it appears regulatory approval for one or more medical uses is likely, either in the United States or in another country, we intend to evaluate our options for commercializing the product. These options include licensing Oxycyte to a third party for manufacture and distribution, manufacturing Oxycyte ourselves for distribution through third party distributors, manufacturing and selling the product ourselves, or establishing some other form of strategic relationship for making and distributing Oxycyte with a participant in the pharmaceutical industry. We are currently investigating and evaluating all options.

Dermacyte

The Dermacyte line of topical cosmetic products contains our patented PFC technology and other known cosmetic ingredients to promote the appearance of skin health and other desirable cosmetic benefits. Dermacyte is designed to provide a moist and oxygen-rich environment for the skin when it is applied topically, even in small amounts. Dermacyte Concentrate has been formulated as a cosmetic in our lab and Dermacyte Eye Complex was created by a contract formulator, with the patent held by Oxygen Biotherapeutics. Both formulas have passed required safety and toxicity tests in the United States, and we have filed a Cosmetic Product Ingredient Statement, or CPIS with the FDA. The market for oxygen-carrying cosmetics includes anti-aging, anti-wrinkle, skin abrasions and minor skin defects.

In September 2009, we started production of our first commercial product under our topical cosmetic line, Dermacyte Concentrate.  We produced and sold a limited pre-production batch in November 2009 as a market acceptance test. The product was sold in packs of 8 doses of 0.4ml. Based on the test market results we identified specific market opportunities for this product and reformulated Dermacyte Concentrate for better product stability. Marketing and shipments of the new Dermacyte Concentrate formulation began in April 2010. We worked with a contract formulator in California to develop the Dermacyte Eye Complex which contains PFC technology as well as other ingredients beneficial to the healthy appearance of the skin around the eyes.

Since June 2010 we had marketed and sold these products through www.DermacyteUS.com (previously www.buydermacyte.com) and to dermatologists, plastic surgeons and medical spas with a combination of in-house sales, independent sales agents and exclusive distributors. We had hired a sales director based in North Carolina, and had added sales people in South Florida and California.  From October 2011 through February 2012, we evaluated that sales strategy.  The outcome was that we adjusted our growth strategy to focus exclusively on the North Carolina and South Florida markets while we focused on developing new, improved packaging for the existing commercial products, as well as reformulating the products, and expanding the line to include more skin care products.

On February 5, 2013, we entered into a License and Supply Agreement, or the Dermacyte Agreement, with the Cosmetics Division of Valor SA, or Valor, with respect to Dermacyte.  The Dermacyte Agreement grants Valor the exclusive right to sell, import, export, distribute, package, label and otherwise commercialize Dermacyte worldwide for a five year term.  Valor is also authorized to sublicense the license granted under the Dermacyte Agreement provided that such sublicenses are consistent with the terms of the Dermacyte Agreement.  The Dermacyte Agreement will become effective upon our receipt from Valor of 75% of the estimated costs to complete certain product formulation and safety studies requested by Valor.  As of October 3, 2013, Valor has not requested any additional formulation development or safety studies.

Under the Dermacyte Agreement, Valor will purchase bulk Dermacyte from us for 125% of our actual manufacturing cost, and must pay us an annual, non-refundable license fee of $140,000, payable on a quarterly basis, with the first year’s payment creditable against Dermacyte purchased by Valor in the first 12 months following the effective date of the Dermacyte Agreement.  Valor must also pay us royalties of 5% of net sales of Dermacyte once Valor’s aggregate net sales of Dermacyte equals or exceeds $10,000,000.

Dermatology

We intend to develop additional clinical research protocols and conduct proof-of-concept studies for topical indications, such as the treatment of acne, rosacea, pruritis, psoriasis, and dermatitis. In January 2012 we initiated our first proof-of-concept study in India to assess the potential of our topical gel to reduce the itch (pruritis) associated with histamine-mediated allergic skin reactions.  In May 2012, we revealed results of this study which showed that our topical gel elicited a larger reduction in Visual Analogue Scale scores following a standard histamine skin prick compared to placebo.  The sample size of this study prevented a demonstration of statistical significance so further research is necessary to evaluate its effectiveness. We believe that we will need the support of partners in this sector to commercialize these dermatologic product candidates. We can provide no assurance that the topical indications we have under development will prove their claims and be successful commercial products.

Wundecyte

Wundecyte is a novel gel developed under a contract agreement with a lab in Virginia that is designed to be used as a wound-healing gel. In July 2009, we filed a 510K medical device application for Wundecyte with the FDA. Several oxygen-producing and oxygen-carrying devices were cited as predicate devices. The FDA response was that the application likely would be classified as a combination device. The drug component of the combination device will require extensive preclinical and clinical studies to be conducted prior to potential commercialization of the product.

We have also developed a prototype for an oxygen-generating bandage that can be combined with Wundecyte gel. Wundecyte gel and the oxygen-generating bandage both entered preclinical testing in our first quarter of fiscal 2011. The studies were designed to measure factors such as time to wound closure and reduction in scar tissue formation as compared to a control group. Results showed an apparent increase in epithelial thickness versus the control. The treatment did not cause adverse effects and the models tolerated the treatment well. Our current product development plan is for Wundecyte to emerge into more complex wound-healing indications, also in combination with oxygen-producing technologies based on hydrogen peroxide. In December 2010 we signed a binding letter of intent with Sarasota Medical Products, Inc., or SMP, of Sarasota, Florida to determine the feasibility of pursuing a joint research and development venture for treating chronic ischemic wounds. The venture was to be based on combining Wundecyte with SMP’s topical medical devices.  No significant development activities have resulted from this agreement as of July 31, 2013.

Corporate Information

Our principal executive offices are located at ONE Copley Parkway, Suite 490, Morrisville, North Carolina 27560, and our telephone number is (919) 855-2100.  Our Internet address is http://www.oxybiomed.com. The information on our website is not incorporated by reference into this prospectus, and you should not consider it part of this prospectus.

Oxygen Biotherapeutics was originally formed as a New Jersey corporation in 1967 under the name Rudmer, David & Associates, Inc., and subsequently changed its name to Synthetic Blood International, Inc.  Effective June 30, 2008, we changed the domiciliary state of the corporation to Delaware and changed the company name to Oxygen Biotherapeutics, Inc.

The Offering

Issuer	Oxygen Biotherapeutics, Inc.

Shares of common stock offered by us	None

Shares of common stock offered by the selling stockholders	630,000 shares

Shares of common stock outstanding before this offering	5,414,417 shares

Shares of common stock outstanding after completion of this offering, assuming the sale of all shares offered hereby	6,044,417 shares

Use of proceeds	We will not receive any proceeds from the resale of the common stock by the selling stockholders.

Risk Factors
Investing in our securities involves a high degree of risk.  See the “Risk Factors” section of this prospectus on page 8 and in the documents we incorporate by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

The number of shares of common stock outstanding before and after the offering is based on 5,414,417 shares outstanding as of October 3, 2013 and excludes:

●	5,923,611 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $3.20 per share;
●	728,718 shares of common stock issuable upon the conversion of outstanding Series C 8% Convertible Preferred Stock with a weighted average conversion price of $1.95;
●	2,358,974 shares of common stock issuable upon the conversion of outstanding Series D 8% Convertible Preferred Stock with a weighted average conversion price of $1.95;
●
50,678 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $16.31 per share and 459 shares of common stock issuable upon the vesting of outstanding restricted stock grants;

●	164,719 shares of common stock reserved for future grants and awards under our equity incentive plans; and
●	6,652 shares of common stock issuable upon the conversion of outstanding convertible notes with a weighted average conversion price of $45.10.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. You should carefully consider the risks under the heading “Risk Factors” beginning on page 11 of our Annual Report on Form 10-K for the fiscal year ended April 30, 2013, filed with the SEC on June 26, 2013, and our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2013, filed with the SEC on September 17, 2013, which information is incorporated by reference in this prospectus and other information in this prospectus and the documents incorporated by reference before deciding to invest in our securities. If any of these risks actually occur, our business, results of operations, financial condition and cash flows could be materially adversely affected, the trading price of our common stock could decline significantly, and you might lose all or part of your investment. Additional risks and uncertainties that we are unaware of or that we believe are not material at this time could also materially adversely affect our business, financial condition or results of operations.  In any case, the value of our securities could decline, and you could lose all or part of your investment.  You should also refer to our financial statements and the notes to those statements, which are incorporated by reference in this prospectus.  For more information, see “Where You Can Find More Information.”

USE OF PROCEEDS

All proceeds from the resale of the shares of our common stock offered by this prospectus will belong to the selling stockholders identified in this prospectus under “Selling Stockholders.” We will not receive any proceeds from the resale of the shares of our common stock by the selling stockholders.

We will receive proceeds from any cash exercise of the Warrants. We intend to use any proceeds from any such exercise to further our clinical trials and efforts to obtain regulatory approval of Oxycyte, develop our product candidates, including dermatologic indications using our topical gel, support manufacturing of Oxycyte, for research and development and for general corporate purposes, including working capital and potential acquisitions.  We currently do not have any arrangements or agreements for any acquisitions.  We cannot precisely estimate the allocation of the net proceeds from any exercise of the Warrants for cash.  Accordingly, in the event the Warrants are exercised for cash, our management will have broad discretion in the application of the net proceeds of such exercises. Pending the use of net proceeds, we intend to invest the net proceeds of any Warrant for cash exercise in certificates of deposit or direct or guaranteed obligations of the U.S. government.  There is no assurance that the Warrants will ever be exercised for cash.

SELLING STOCKHOLDERS

	Beneficial Ownership Before Offering		Beneficial Ownership After Offering(3)
Selling Stockholder	Number of Shares Owned (2)	Shares Offered Hereby	Number of Shares Owned	Percent
Sabby Healthcare Volatility Master Fund, Ltd. (1)	270,179	480,000	301,616	4.99%

Sabby Volatility Warrant Master Fund, Ltd. (1)	270,179	150,000	301,616	4.99%

(1) As of October 3, 2013, Sabby Healthcare Volatility Master Fund, Ltd. beneficially owns (i) 0 shares of our common stock, (ii) 1,001 shares of Series C 8% Convertible Preferred Stock that are convertible into an aggregate of 513,334 shares of common stock, and (iii) Warrants to purchase an aggregate of 2,146,667 shares of common stock. As of October 3, 2013, Sabby Volatility Warrant Master Fund, Ltd. beneficially owns (i) 0 shares of our common stock and (ii) Warrants to purchase an aggregate of 534,616 shares of common stock. In each case, the terms of the Series C 8% Convertible Preferred Stock and Warrants include a blocker provision that does not permit conversion or exercise to the extent it would cause the holder and its affiliates to hold more than 4.99% of our outstanding common stock. Each of Sabby Healthcare Volatility Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. (collectively, the “Sabby Funds”) has indicated to us that Hal Mintz has voting and investment power over the shares held by it. Each of the Sabby Funds has also indicated to us that Sabby Management, LLC serves as its investment manager, that Hal Mintz is the manager of Sabby Management, LLC,  and that each of Sabby Management, LLC and Hal Mintz disclaim beneficial ownership over these shares except to the extent of any pecuniary interest therein.
(2) Represents shares of common stock directly beneficially owned as of October 3, 2013, as well as shares of common stock issuable upon conversion of shares of Series C 8% Convertible Preferred Stock  and upon exercise of Warrants held by the Investor. The terms of each of these securities include a blocker provision that does not permit conversion or exercise to the extent it would cause the holder and its affiliates to hold more than 4.99% of our outstanding common stock. Accordingly, the number of shares owned excludes shares of common stock that exceed this ownership limitation.

(3) Represents shares of common stock directly beneficially owned as of October 3, 2013, as well as shares of common stock issuable upon conversion of shares of Series C 8% Convertible Preferred Stock (all of which are not being offered hereby). The terms of the Series C 8% Convertible Preferred Stock include a blocker provision that does not permit conversion to the extent it would cause the holder and its affiliates to hold more than 4.99% of our outstanding common stock. Accordingly, the number of shares to be owned after this offering excludes shares of common stock that exceed this ownership limitation. Amounts are calculated based on an aggregate of 6,044,417 shares of common stock outstanding after the offering.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) solely with respect to shares of Common Stock issuable upon conversion of the Series B-2 Preferred Stock (and not with respect to shares of Common Stock underlying the Warrants), the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, and proxy and information statements and other information with the SEC.  You may read and copy materials that we have filed with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Copies of reports and other information from us are available on the SEC’s website at http://www.sec.gov.  Such filings are also available at our website at http://www.oxybiomed.com.  Website materials are not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

(a) Our Annual Report on Form 10-K for the fiscal year ended April 30, 2013, filed with the SEC on June 26, 2013;

(b) Our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2013, filed with the SEC on September 17, 2013;

(c) Our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on May 1, 2013, May 15, 2013, May 16, 2013, June 27, 2013, July 25, 2013, July 31, 2013, August 13, 2013 and August 26, 2013; and

(d) The description of our Common Stock contained in our Registration Statement on Form 8-A filed on January 11, 2010, and any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by Oxygen Biotherapeutics pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, including prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents.   However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this prospectus.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein.  All requests should be sent to the attention of Nancy Hecox, Vice President of Legal Affairs and General Counsel, Oxygen Biotherapeutics, Inc., ONE Copley Parkway, Suite 490, Morrisville, North Carolina 27560 or made via telephone at (919) 855-2100.

LEGAL MATTERS

The validity of our securities issuable hereunder has been passed upon for Oxygen Biotherapeutics, Inc. by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina.

EXPERTS

The financial statements of Oxygen Biotherapeutics, Inc., formerly Synthetic Blood International, Inc., (a development-stage enterprise) as of April 30, 2013 and 2012 and for the years then ended, and for the period from inception, May 26, 1967, through April 30, 2013, incorporated into this prospectus by reference to the Annual Report on Form 10-K for the year ended April 30, 2013, have been so incorporated in reliance on the report of  Cherry Bekaert LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

Common Stock

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PROSPECTUS
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October 14, 2013